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                                                                    Exhibit 99.1

                       SURRENDER AND ACCEPTANCE AGREEMENT

1.0  PARTIES

     1.1 THIS AGREEMENT made this 3rd day of June, 2002 is between ROSELAND II LLC ("Lessor") whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, NEW Jersey 07016 and THE NETPLEX GROUP, INC. ("Lessee"), whose address is 180 Robert Fulton Drive, Reston, Virginia 20191.

2.0  STATEMENT OF FACTS

     2.1 Lessee and Lessor entered into a Lease dated May 15, 2000 (the "Lease") covering approximately 18,365 square feet (the "Premises") in the building located at 103 Eisenhower Parkway, Roseland, New Jersey (the "Building"); and

     2.2 Lessee wishes to surrender and vacate the Premises prior to the Lease expiration date of May 31, 2005 in accordance with Article 5 of the Lease; and

     2.3 The parties desire to amend certain terms of the Lease as set forth below:

3.0  AGREEMENT

     NOW, THEREFORE, in consideration of the Premises and the covenants hereinafter set forth, Lessor and Lessee agree as follows:

     3.1  The above recitals are incorporated herein by reference.

     3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

     3.3 Lessor does hereby acknowledge that the Lessee has vacated the Premises in the condition called for in the Lease on or before midnight July 31, 2001 (the "Surrender Date") and in consideration of $44,587.00 made by the Lessee on or before (30) thirty days from the execution of this letter the Lessor will release the Lessee from all remaining obligations under the Lease with no continuing liabilities and/or penalties resultant of early termination.

     3.4 Lessor agrees to accept Lessee's surrender of the Premises on the Surrender Date and to release Lessee from its obligations as set forth in the Lease with respect to the Premises as of the Surrender Date, provided: (i) Lessor receives the payment set forth in Paragraph 3.3.

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     3.5  Lessor and Lessee represent and warrant to each other that no broker brought about this transaction, and each party agrees to indemnify and hold harmless from any and all claims of any broker arising out of or in connection with negotiations of, or entering into of, this Agreement.

     3.6 Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all the terms and condition thereof.

     3.7 This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representation, successors and permitted assigns.

     3.8 Each party agrees that it will not raise or assert as a defense to any obligation under the Lease of this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defenses or make any claim of invalidity or unenforceable due to any of the foregoing.

     IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this agreement.

LESSOR:                                    LESSEE:

ROSELAND II LLC                            THE NETPLEX GROUP, INC.

By: Mack-Cali Realty, L.P., member
By: Mack-Cali Realty Corporation
    Its general partner


By:                                        By:
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    Michael K. Nevins                          Authorized Signature
    Vice President - Leasing

Date:
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